Exhibit 21

SUBSIDIARIES OF REGISTRANT

COMPANY	JURISDICTION / STATE OF INCORPORATION
Team, Inc.	Delaware
TISI Pipelines, Inc.	Delaware
TQ Acquisition, Inc. (95%)	Texas
Quest Integrity Group, LLC	Delaware
Quest Integrity CAN Ltd.	Canada
Quest Integrity NZL Limited	New Zealand
Quest Integrity MVS SDN BHD	Malaysia
Quest Integrity AUS Pty Limited	Australia
Quest Integrity EU Holdings B.V.	Netherlands
Quest Integrity NLD B.V.	Netherlands
Quest Integrity Saudi Arabia Ltd. Co.	Saudi Arabia
Quest Integrity USA, LLC	Texas
Team Industrial Services, Inc.	Texas
Team Peak Alaska, LLC (50%)	Delaware
TCI Services Holding Inc.	Delaware
TCI Services, Inc.	Oklahoma
Tank Consultants, Inc.	Oklahoma
Tank Consultants Mechanical Services, Inc.	Oklahoma
Team Industrial Services International, Inc.	Delaware
Team Mexico Holdings, LLC	Texas
Team Industrial Services Latin America, S. de R.L. de C.V.	Mexico
Team Latin America Services S. de R.L. de C.V.	Mexico
TISI Acquisition Inc.	Canada
TISI Canada Inc.	Canada
Global Heat U.K. Ltd	United Kingdom
TISI VI, LLC	USVI
Team Industrial Services Aruba VBA	Aruba
Team Industrial Services Asia Private Ltd.	Singapore
Team Industrial Services Trinidad, Ltd.	Trinidad, West Indies
T.I.S.I. Trinidad Limited	Trinidad, West Indies
Team Industrial Services Jamaica Limited	Jamaica
Team Industrial Services, C.A.	Venezuela
Team Industrial Services Colombia S.A.S.	Colombia
Team Industrial Services Europe B.V.	The Netherlands
Team Industrial Services Netherlands B.V.	The Netherlands
Teaminc. Europe B.V.	The Netherlands
Team Industrial Services Belgium BVBA	Belgium
Team Industrial Services (UK) Limited	United Kingdom
MRC Middleburg Tools & Maintenance BV	The Netherlands
Team Industrial Services Malaysia SDN BHD	Malaysia